EXHIBIT 11
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              INTER-REGIONAL FINANCIAL GROUP, INC.
              COMPUTATION OF NET EARNINGS PER SHARE
          (Amounts in thousands, except per share data)

                                      Year ended December 31,
                                   ----------------------------
                                     1995      1994      1993
                                   ----------------------------
PRIMARY EARNINGS PER SHARE:
 Net earnings                      $35,873    $25,453    $47,649
                                   =======    =======    =======

 Average number of common and
  common equivalent shares outstanding:

   Average common shares
    outstanding                     12,115     12,155     12,170
   Diluted effect of stock
    options                            431        387        438
                                   -------    -------    -------
                                    12,546     12,542     12,608
                                   =======    =======    =======
Primary earnings per share           $2.86      $2.03      $3.78
                                   =======    =======    =======
EARNINGS PER SHARE ASSUMING
 FULL DILUTION:
 Net earnings                      $35,873    $25,453    $47,649
                                   =======    =======    =======

Average number of common and
 common equivalent shares outstanding:

 Average common shares
  outstanding                       12,115     12,155     12,170

 Dilutive effect of stock options      630        387        531
                                   -------    -------    -------
                                    12,745     12,542     12,701
                                   =======    =======    =======

Fully diluted earnings per share     $2.81      $2.03      $3.75
                                   =======    =======    =======
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